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ITEM 6.(a)
EXHIBIT 11: COMPUTATION OF EARNINGS PER SHARE
(IN THOUSANDS EXCEPT PER-SHARE DATA)



                                            THIRTEEN WEEKS ENDED

                                        SEPT 2. 1995  SEPT 3, 1994

PRIMARY EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARE

Average common shares outstanding......       34,541       35,261

Average additional common shares
  issuable on exercise of dilutive
  stock options (computed by use of
  the "treasury stock method" at the
  average market price)................        1,009        1,297


                   TOTALS..............       35,550       36,558


Net Income.............................      $ 9,456      $24,510



Primary earnings per common and
  common equivalent share..............        $0.27        $0.67






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Page 16
ITEM 6.(a) (continued)
EXHIBIT 11: COMPUTATION OF EARNINGS PER SHARE
(IN THOUSANDS EXCEPT PER-SHARE DATA)



                                            THIRTEEN WEEKS ENDED

                                        SEPT 2, 1995  SEPT 3, 1994

FULLY DILUTED EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARE

Average common shares outstanding......       34,541       35,261

Average additional common shares
  issuable on exercise of dilutive
  stock options (computed by use of
  the "treasury stock method" at the
  higher of period-end or average
  market price)........................        1,010        1,413



                   TOTALS..............       35,551       36,674


Net Income.............................      $ 9,456      $24,510




Fully diluted earnings per common and
  common equivalent share..............        $0.27        $0.67











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